Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is dated this      day of                      2004, between MHI Hospitality Corporation, a Maryland corporation (the “Company” or “Employer”), and William J. Zaiser (the “Executive”).

RECITALS:

WHEREAS, the Company is in the business of owning and developing hotels (“the Company’s Business”); and

WHEREAS, the Company seeks to enter into an agreement with Executive to engage him to serve as Executive Vice President and Chief Financial Officer of the Company on the terms and conditions stated herein; and

WHEREAS, Executive seeks to enter into an agreement to take on such responsibilities under the terms and conditions stated herein; and

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall have such duties as are typically performed by a chief financial officer of a corporation of similar size and type as the Company. The Executive shall render his services at the direction of, and shall report solely to, the Board of Directors of the Company. The Executive agrees to use best efforts to promote and further the business, reputation and good name of the Company. The Executive’s primary place of employment shall be in the Greenbelt, Maryland area, or such other location as determined by the Board of Directors of the Company.

Section 2. Commencement Date; Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall commence on the date first written above (“Commencement Date”), which is the effective date of the Company’s initial public offering, and shall continue during the period ending on December 31, 2009. Thereafter, the term of the Agreement shall be extended for an additional year, on each anniversary of the Commencement Date, unless either party gives 180 days prior written notice that the term will not be extended (the “Employment Term”). The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6.

Section 3. Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of One Hundred Seventy Five Thousand Dollars $175,000 per annum. The Salary shall be payable in arrears in approximately equal semi-monthly installments (except that the first and last such semi-monthly installments may be prorated if necessary) on the Company’s regularly scheduled payroll dates, minus such deductions as may be required by law or reasonably requested by the Executive. The Nominating, Corporate Governance and Compensation Committee of the Company’s board of directors (the “Committee”) shall review Executive’s Salary annually beginning with the 2006 fiscal year in conjunction with its regular review of employee salaries and may increase his Salary as in effect from time to time as the Committee shall deem appropriate it being understood and agreed that the intent of the parties is, subject to the satisfactory performance of Executive, to increase the Executive’s Salary over the first three years of the Employment Term to a level commensurate with salaries of executives with comparable duties for comparable entities in the Company’s industry as such entities and comparable salaries may be determined in the sole discretion of the Committee.

(b) Annual Performance Bonus. The Executive shall be eligible to receive, in respect of each calendar year during the Employment Term beginning with 2005, an annual cash performance bonus (the “Annual Performance Bonus”) in an amount between twenty percent (20%) and thirty percent (30%) of Salary for that calendar year, based upon (other than as noted below) the attainment of quantitative performance goals set forth in a performance plan established by the Committee by January 31 of each year (the “Performance Plan”). The Annual Performance Bonus shall be paid to the Executive within thirty (30) days following the receipt of the audited results of the Company for the plan year, but in no event later than sixty (60) days after the close of the plan year. If necessary, the Annual Performance Bonus shall be granted under a performance based plan that meets the requirements under Section 162(m) of the Internal Revenue Code (the “Code”).

(c) Stock Options. The Company may grant to Executive stock options, performance shares, performance units, deferred shares or restricted stock from time to time under the terms of a separate agreement, and consistent with the terms of any stock incentive plan which may be created by the Company.

(d) Benefits. In addition to the Salary and the Annual Performance Bonus, the Executive shall be eligible to participate in the Company’s health, insurance, retirement, and other benefit plans and programs. The Executive shall also be entitled to six (6) weeks of paid vacation for each calendar year during the Employment Term. Additionally, Executive will be entitled to three (3) weeks paid time for illness and personal leave, and all Company holidays. The Executive shall be entitled to all other benefits as are generally allowed to other senior executives of the Company, in accordance with the Company’s policies in effect from time to time.

(e) Directors and Officers Liability Insurance. The Company will, at its expense, provide the Executive with Directors and Officers Liability Insurance, subject to the provisions governing such insurance and on such terms as the Board may from time to time decide. The Company will indemnify Executive and hold Executive harmless, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company at any time.

(f) Insurance and Other Related Benefits. Company shall pay for one hundred percent (100%) of all health insurance premiums under a policy covering Executive and his immediate family. During the Employment Term, the Company shall maintain on the life of Executive, provided he is insurable, at standard rates a term life insurance policy in the amount of One Million Dollars ($1,000,000.00). Executive shall have the right to designate the beneficiary or beneficiaries of such policy. In the event that Executive is not insurable at standard rates during the term of this Agreement, but Executive is able to procure rated coverage, Executive shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of $1,000,000.00 of coverage or such lesser amount designated by Executive. During the Employment Term, the Company shall also maintain for the benefit of the Executive disability insurance such that Executive will be entitled to receive monthly payments not less than the monthly payments made pursuant to Section 3(a) hereof at the time of any event causing his complete or partial disability. In addition to the foregoing, Executive will be entitled to other executive benefits on the same basis as the Company provides to its other executives and customary fringe benefits and privileges that the Company makes generally available to executives.

(g) Other Benefits. Executive is entitled to visit the hotels in the Company’s portfolio and utilize same for leisure or business at no cost to Executive.

(h) Retirement. To the extent a retirement or profit sharing plan is created, Executive shall be entitled to participate in said plan pursuant to applicable law.

(i) No Other Compensation. Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered hereunder.

(k) Taxation and Withholding. The compensation and benefits provided for in this section 3 (as well as the Termination Payments provided for in section 6(g)) shall be reported as income to Executive and subjected to tax withholding as required under applicable Federal, state, and local laws.

Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board. The Executive shall use reasonable efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may participate in the activities of professional trade organizations and, engage in personal investing activities, provided that such activities do not interfere in any material respect with the services to be provided by the Executive hereunder and are not in companies that compete with the Company. Notwithstanding the foregoing, Employer acknowledges and agrees that the Executive will be permitted to serve as a director of MHI Hotels Services LLC, MHI Hotels LLC and/or MHI Hotels Two, Inc. during the Employment Term and to receive compensation comparable to that paid other members of such boards in connection with such service, except to the extent that receipt of such compensation would adversely affect the Company’s qualification as a real estate investment trust for federal income tax purposes.

Section 5. Reimbursement for Expenses. In addition to, but without duplication of, the expenses described in Section 3(d), the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including, without limitation, expenses for travel, entertainment, maintaining professional licenses and certifications, trade association fees, attendance at association meetings and conferences, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive only the Accrued Compensation (as hereinafter defined) pursuant to Section 6(g)(ii) hereof and no other severance compensation.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement (a “Disability”), in which event the Executive’s employment shall terminate and Executive shall be entitled to receive only the Accrued Compensation pursuant to Section 6(g)(ii) hereof and no other severance compensation.

(c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder, (ii) any breach of this Agreement by the Executive (or any grossly negligent, willful or intentional act of the Executive) that injures the reputation or business of the Company or its affiliates in any material respect; (iii) material breach by the Executive of his obligations under this Agreement; (iv) Executive’s gross negligence in the performance or intentional, material nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (v) Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company; (vi) the Executive’s indictment of, conviction of, or pleading of no contest to a felony or any misdemeanor involving fraud; (vii) the commission by the Executive of an act of fraud or embezzlement, or any other act involving the misappropriation of funds or assets; or (viii) chronic alcohol abuse or illegal drug use by Executive. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist pursuant to clause (i), (ii), (iii) or (iv) of this Section 6(c) unless the Executive has failed to correct the activity alleged to constitute “Cause” within twenty (20) days following written notice from the Company of such activity, which notice shall specifically set forth the nature of such activity and the corrective action reasonably sought by the Company. Notwithstanding the foregoing, the termination of the Executive’s employment for Cause shall be pursuant to the action of the Board, taken in conformity with the By-laws of the Company. In the event of Executive’s termination for Cause as set forth above, Executive shall not be entitled to any severance compensation.

(d) Without Cause. The Company may terminate the Executive’s employment during the Employment Term without Cause at any time by giving written notice to the Executive. A termination of the Executive’s employment without Cause shall mean a termination initiated by the Company for any reason other than Cause or on account of death or Disability. A termination without Cause shall be effective immediately upon notice given by the Company to the Executive, or such later date as may be mutually agreed between the Executive and the Company. Upon a termination of employment without cause, Executive shall be entitled to the compensation payments provided in Section 6(g).

(e) Resignation/Termination for Good Reason. The Executive shall have the right to terminate his employment for Good Reason under any of the following circumstances: (i) the failure by the Company to pay to the Executive the compensation and benefits, or expense reimbursement in accordance with Sections 3 and 5 herein; (ii) a material diminution in the Executive’s responsibilities or authority, or diminution of the Executive’s title; (iii) if the Executive’s primary place of employment is moved to another location more than sixty (60) miles away from Greenbelt, Maryland; (iv) any material breach of this Agreement by the Company or (v) following a Change in Control (as defined below) of Employer followed by a termination of Executive’s employment within (12) months of such Change in Control; provided, however, that Good Reason shall not exist upon a termination of employment described in Section 6(b), (c) or (d) herein; provided, further, that the Executive must provide written notice of termination of employment for Good Reason within thirty (30) days following the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason hereunder. Upon termination pursuant to this Section 6(e), Executive shall be entitled to the compensation payments provided in Section 6(g).

Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within thirty (30) days after receipt of written notice thereof given by the Executive. For purposes of this Agreement, “Change in Control” shall mean the following events or circumstances that occur after the Effective Date:

(A) The ownership or acquisition (whether by a merger contemplated by Section 6(d)(vii)(B) below, or otherwise) by any Person (other than a Qualified Affiliate (as defined below)), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of (1) the Company’s outstanding common stock (the “Common Stock”) or (2) the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(B) The merger or consolidation of the Company with or into any other Person other than a Qualified Affiliate, if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including then exercisable conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this Section 6(d)(vii)(B), if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(C) Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company;

(D) Incumbent Directors cease to be two-thirds ( 2/3) of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or is otherwise named in the Company’s registration statement on Form S-11 as consenting to serve on the Board of Directors upon the closing of the initial public offering of the Company’s common stock or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by at least two-thirds ( 2/3) of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation; or

(E) A Change in Control shall also be deemed to have occurred immediately before the completion of a tender offer for the Company’s securities representing more than fifty percent (50%) of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.

(F) For purposes of this Agreement, the following definitions shall apply:

(a) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(b) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(c) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and

(d) “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person consisting or controlled in whole or in part of or by the Employee or one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the Company as indicated in its most recent securities filing made before the date of the transaction.

(f) Payment in Lieu. The Company may, in its sole discretion, at any time after notice of termination without Good Reason has been given to the Company by the Executive, terminate this Agreement, provided that, in addition to any amount payable to the Executive under Section 6(g) herein, the Company shall pay to the Executive (without duplication) his then current Salary and continue benefits provided pursuant to Section 3(d) herein, for the duration of the unexpired notice period.

(g) Termination Payments.

(i) Termination without Cause or By Executive for Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the sum of the following amounts: (A) all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, any accrued but not yet paid Annual Performance Bonus owed from the year prior to Executive’s termination, vesting of any previously issued stock options or restricted stock, payment of life, health and disability insurance coverage for a period of five years following termination, and unreimbursed expenses (the “Accrued Obligations”); and (B), a severance payment equal to five (5) times of the Executive’s combined Salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the Executive’s last day of employment; and (C) the Executive will be eligible to receive payments to compensate the Executive for the additional taxes, if any, imposed on the Executive under Section 4999 of the Internal Revenue Code by reason of receipt of excess parachute payments described above. Executive agrees that he shall not be entitled to any pro-rated payment of the Annual Performance Bonus for the year of Executive’s termination. Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Company or its affiliates to the contrary, if the Company pays the Executive the severance benefit as provided in this Section 6(g)(i), the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Company or its affiliates.

(ii) Termination due to Death or Disability. In the event that during the Employment Term the Executive’s employment is terminated by the Company due to the

Executive’s death or Disability, the Company shall pay to the Executive, or the Executive’s estate, all amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, and accrued but not yet paid Annual Performance Bonus owed from the year prior to Executive’s termination (the “Accrued Compensation”).

(iii) Termination for Cause or By Executive without Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the Accrued Compensation.

(iv) Expiration of Agreement. If either the Company or the Executive elects not to renew this Agreement and it expires, the Executive shall not receive any termination payments other than any amounts fully earned pursuant to the terms of this Agreement, but unpaid hereunder through the date of expiration of this Agreement, if any, in respect of Salary, and any accrued but not yet paid Annual Performance Bonus owed with respect to the year of such expiration and any prior year.

(h) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of amounts purportedly owing by Executive to the Company or amounts earned by Executive from any source. Any amounts due to Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(i) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(g) and 7 through 21 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 7. Confidentiality and Non-Disclosure Covenants.

(a) Confidential Information. The Company considers one of its most valuable assets to be its confidential and trade secret information, including, but not limited to, potential real estate acquisition targets and client lists of the respective hotel properties. Confidential Information shall not include information which has: (i) previously been disclosed by the Company in published papers; (ii) becomes part of the public domain, by publication or otherwise; and (iii) not due to the direct or indirect acts or omissions of Executive. The parties to this Agreement recognize that the Company has invested and will invest considerable amounts of time and money in attaining and developing all of the information described above (hereinafter collectively referred to as “Confidential Information”), and any unauthorized disclosure or release of such Confidential Information in any form would harm the Company.

(b) Non-Disclosure of Confidential Information. Executive shall refrain from directly or indirectly disclosing to any third party, for any purpose other than for the direct benefit of the Company, any of the Company’s Confidential Information during his employ and thereafter, whatever the reason for his leaving the Company’s employment.

(c) Confidentiality of the Company’s Property. Executive recognizes that all of the documents and other tangible items which contain any of the Company’s Confidential Information are the Company’s property exclusively, including those documents and items which Executive may have developed or contributed to developing while employed by the Company, whether or not developed during regular working hours or on the Company’s premises.

(d) Executive recognizes that all materials, identification information, keys, computer software and hardware, computer programming libraries, manuals, databases, disks, tapes, patent applications, technical notes and equipment the Company provides for Executive are also the property of the Company exclusively. All items described in this and the preceding paragraph are hereinafter collectively referred to as “the Company’s Property”.

(e) Should Executive’s employment be terminated for any reason, Executive shall:

(i) Refrain from taking any of the Company’s Property or allowing any of the Company’s Property to be taken from the Company’s premises;

(ii) Refrain from reproducing in any manner or allowing to be reproduced any of the Company’s Property;

(iii) Refrain from removing any such reproduction from the Company’s premises; and

(iv) Immediately return to the Company any original or reproduction of the Company’s Property in his custody, control or possession.

Section 8. Non-Competition and Non-Solicitation Covenants. During his employment with the Company and for a period of one (1) year thereafter, whatever the reason for Executive’s termination of employment, unless Executive receives the Company’s advance written waiver, Executive shall not, either directly or indirectly, either on his own behalf or on behalf of another business, engage in or assist others in the following activities:

(a) Soliciting, hiring, recruiting, or attempting to recruit, for any business which competes with the Company’s Business any person employed or contracted with by the Company or employed or contracted with by the Company during the twelve (12) months immediately prior to Employee’s termination of employment with the Company;

(b) Soliciting for any business which competes with the Company’s Business, any competitive business from any of the Company’s customers during the twelve (12) months immediately prior to Executive’s termination of employment, or specific prospective customers solicited by the Company during the six (6) months immediately prior to Executive’s termination of employment.

(c) In the Market Area (as hereinafter defined), entering into, engaging in, being employed by, being connected to, consulting or rendering services for, any business which competes with, or is similar to, the Company’s Business or business known to Executive to be conducted by the Company or planned to be conducted by the Company at the time of Executive’s separation from employment with the Company, in a capacity performing management functions similar to those performed or managed by Executive while employed by the Company. This provisions shall not restrict Executive from owning a passive investment interest of the outstanding equity ownership or share in an organization represented by securities publicly traded on a recognized national securities exchange for exchange including but not limited to MHI Hotel Services, LLC and its affiliates. For purposes of this provision, “Market Area” shall be defined as Savannah, Georgia; Raleigh, North Carolina; Williamsburg, Virginia; Philadelphia, Pennsylvania; Wilmington, North Carolina and Laurel, Maryland and any other city or metropolitan area within the United States in which a hotel owned by the Company or with respect to which the Company or an affiliate has an ownership interests is located as of the last day of the Employment Term.

Section 9. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Sections 7 and 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 7 and 8 hereof, restraining the Executive from engaging in activities prohibited by Sections 7 and 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Sections 7 and 8 hereof.

Section 10. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 9 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Sections 7 and 8 hereof.

Section 11. Representations and Warranties. The Executive and the Company represent and warrant to the other as follows:

(a) This Agreement, upon execution and delivery by the Executive and the Company will be the valid and binding obligation of the Executive and the Company enforceable against the Executive and the Company in accordance with its terms.

(b) As to the Executive only, neither the execution and delivery of this Agreement nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.

(c) The representations and warranties of the Executive and the Company contained in this Section 11 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 12. Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs, the Executive’s guardian in the event of the Executive’s disability, the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. The Company may assign this Agreement and its rights hereunder, but in the event of assignment, the assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Except as otherwise provided herein, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 13. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14. Ethical Conduct. Executive shall conduct business in an ethical manner by:

(a) Avoiding conflicts of interest;

(b) Complying with the Company’s Code of Conduct and Corporate Governance Principles;

(c) Refusing to accept, and reporting to the Company the offering of, anything of material value, including a gift, loan on preferential terms, reward, promise of future employment, favor or service which would influence a reasonably prudent person in the discharge of his duties for the Company or which is based on any understanding that his action would be influenced; and

(d) Abiding by policies and guidelines relating to ethical conduct which the Company may issue as it deems appropriate.

Section 15. Indemnification. The Executive and the Company shall enter into an indemnification agreement providing for the indemnification of Executive to the fullest extent permitted by Maryland law.

Section 16. Severability, Governing Law. The Executive acknowledges and agrees that the covenants set forth in Sections 7 and 8 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court or arbitration panel of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

Section 17. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid

If to the Company:	MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, Virginia 23185

If to Executive:	William J. Zaiser
6411 Ivy Lane – Suite 510
Greenbelt, Maryland 20770

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the day of such mailing.

Section 18. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 20. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 22. Arbitration, Service, Venue, Jury Trial. Any unresolved dispute or controversy arising or in connection with this agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Greenbelt, Maryland in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this agreement, and interest thereon in the event the arbitrators determine that employee was terminated without disability or good cause, as defined in Section 6, or that the company has otherwise materially breached this agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Nothing in this section shall effect or limit the Company’s right to obtain any type of relief available to it in a court of law as a result of the Employee’s breach of Sections 7 and 8. In the event either party seeks such relief, the parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Maryland and the U.S. federal courts in the State of Maryland, (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions, (v) consent to service of process at the address set forth in Section 16 herein, and (vi) to the extent applicable, waive their respective rights to a jury trial of any claim or cause of action based on or arising out of this agreement or any dealings between them relating to the subject matter of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MHI HOSPITALITY CORPORATION

By:
Name:
Title:

William J. Zaiser
Executive Vice President and
Chief Financial Officer